Exhibit 99.2

Reconciliation of Net Income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined
EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below. Pro Forma EBITDA As Defined (for the last twelve months ended December 31, 2016) represents EBITDA As Defined plus management’s estimates of the impact of the acquisitions of ILC Holdings, Inc., the parent company of Data Device Corporation (“DDC”), Young & Franklin Inc. and its subsidiaries (“Y&F/Tactair”) and SCHROTH Safety Products GmbH and certain aviation and defense assets and liabilities from subsidiaries of Takata Corporation (“SCHROTH”) had such transactions occurred at the beginning of the twelve-month period ended December 31, 2016.
The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined:

Last Twelve Months Ended December 31, 2016
(Dollars in thousands)
Net income	$575,844
Add:
Depreciation and amortization	133,517
Interest expense, net	517,871
Income tax provision	167,135
EBITDA	$1,394,367
Adjustments:
Inventory purchase accounting adjustments(a)	37,225
Acquisition integration costs(b)	15,297
Acquisition transaction-related expenses(c)	16,520
Non-cash stock and deferred compensation expense(d)	47,645
Refinancing costs	47,878
Other items, net(e)	1,801
EBITDA As Defined	$1,560,733
Pro forma adjustments(f)	49,009
Pro Forma EBITDA As Defined	$1,609,742

(a)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.

(b)	Represents costs incurred to integrate acquired businesses and product lines into Transdigm Group Inc.’s operations, facility relocation costs and other acquisition-related costs.

(c)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(d)	Represents the compensation expense recognized by Transdigm Group Inc. under its stock incentive plans.

(e)
Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled, gain or loss on sale of fixed assets and payroll withholding taxes related to dividend equivalent payments.

(f)	Represents management’s estimates of the impact of the acquisitions of DDC, Y&F/Tactair and SCHROTH had such transactions occurred at the beginning of such period.

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